For:
Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000

FOR IMMEDIATE RELEASE

     Nobel Learning Communities, Inc. Reports Record First Quarter Revenues

           Operating Margin and EBITDA Improve as Revenues Rise 15.1%

      WEST CHESTER, Pa., Nov. 5 -- Nobel Learning Communities, Inc. (Nasdaq:
NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported financial results for the first quarter of fiscal 2009, which ended September 27, 2008.

      First quarter revenues rose to $51.4 million, an increase of 15.1% compared to $44.6 million of first quarter fiscal 2008 revenues. First quarter net loss was $358,000, or ($0.03) per diluted share, compared to $290,000, or $(0.03) per diluted share, for the first quarter of fiscal 2008. EBITDA in the first quarter of fiscal 2009 was $2.2 million compared to $1.4 million in the comparable year ago quarter.

      For the quarter, comparable school revenue increased 1.4%, which consisted of an approximately 3.1% tuition increase and a decrease in average enrollments. New and acquired schools contributed first quarter revenue of $7.2 million this year compared to $4.1 million in the first quarter of 2008. The Company continues to aggressively pursue acquisition and new school opening opportunities as important components of its strategy to achieve leverage and economies of scale. To support growth, the Company has a $75 million bank facility in place, of which approximately $55 million is unused as of the date of this release.

      School gross profit for the first quarter of fiscal 2009 was $4.6 million, up 12.8% from $4.1 million in the first quarter of fiscal 2008, while school gross margins were 9.0% of total revenues this quarter compared to 9.2% in the first quarter of fiscal 2008. Comparable school gross profit for the first quarter was $4.9 million, up 8.8% from $4.5 million in the first quarter fiscal 2008 as positive operating efficiencies drove an 80 basis point improvement in comparable school gross margin. Comparable school gross margin was 11.2% in the first quarter up from 10.4% in the comparable year earlier quarter. Newly developed schools reduced overall gross margin by an incremental 20 basis points in the first quarter of 2009 compared to the impact in the first quarter of 2008.

      First quarter 2009 general and administrative expenses were up 10.8% compared to a year ago. General and administrative expenses this quarter primarily reflect increases in depreciation, acquisition related amortization, growth related field management expense, Sarbanes-Oxley compliance, stock-based compensation and the cost associated with the implementation of a stockholders' rights plan, offset by an almost $300,000 decrease in performance-based management incentive compensation.

      For the first quarter of fiscal 2009, the operating loss was reduced by $45,000 to ($301,000) from ($346,000) in the first quarter of last year.

      George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, "We are encouraged that we are able to increase our comparable school margins and improve operating income in spite of the weakening economy and the effect this has on family budgets and our back to school enrollments. Our strong brand, curriculum and differentiated educational product have enabled us to sustain enrollment levels that we believe outpace industry averages. With our strong operating cash flow and extensive capacity on our line of credit, we are in an ideal position to continue to capitalize on the broader array of growth opportunities we believe we will see due to the current economic environment. At the same time, we are taking prudent actions to strengthen our organization, reinforce our parent and student relationships, and sustain our track record of improving financial performance in order to continue to build value for stockholders."

      About Nobel Learning Communities

      Nobel Learning Communities, Inc. is a national network of over 178 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation and the District of Columbia. Nobel Learning Communities provides high-quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

      Safe Harbor Statement

      Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include among others, the implementation and results of the Company's ongoing strategic initiatives; the Company's ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and risks and uncertainties arising in connection with Knowledge Learning Corporation's unsolicited proposal to acquire the Company. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

      In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted Net Income and the related earnings per share figures and EBITDA in this release are non-GAAP financial measures. Adjusted Net Income and EBITDA exclude the special items described elsewhere in this release. EBITDA is commonly presented as a reconciliation starting with net income due to the number of non-operating related items included in net income, we present EBITDA as derived from the operating income line as we believe this provides the user the most useful and comparable information on an operating basis. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.


                       Nobel Learning Communities, Inc.
                    Consolidated Statements of Operations
    For the Thirteen Weeks Ended September 27, 2008 and September 29, 2007 (Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
                                 (Unaudited)

                                                     Thirteen Weeks Ended
                                                     --------------------
                                               September 27,     September 29,
                                                   2008              2007
                                                --------            --------

Revenues                                        $ 51,376            $ 44,633
                                                --------            --------
Gross profit                                       4,641               4,114
General and administrative expenses                4,942               4,460
                                                --------            --------
Operating income                                    (301)               (346)
   Interest expense                                  267                  47
   Other income                                      (29)                (16)
                                                --------            --------
Income from continuing operations
 before income taxes                                (539)               (377)
Income tax expense                                  (208)               (147)
                                                --------            --------
Income from continuing operations                   (331)               (230)
Loss from discontinued operations,
 net of income tax effect                            (27)                (60)
                                                --------            --------
Net loss                                        $   (358)           $   (290)
                                                ========            ========

Weighted average diluted common
 shares outstanding:                              10,418              10,367

Loss from continuing operations                 $  (0.03)           $  (0.02)
Loss from discontinued operations                  (0.00)              (0.01)
                                                --------            --------
Net loss per share                              $  (0.03)           $  (0.03)
                                                ========            ========

                     Reconciliation of non-GAAP item
                     -------------------------------

                                                     Thirteen Weeks Ended
                                                     --------------------
                                               September 27,     September 29,
                                                   2008              2007

Operating Loss                                   $  (301)           $  (346)

Items excluded from operating income to
 reconcile non-GAAP operating income:
  Stock based compensation                           248                170
  Depreciation and amortization                    2,261              1,624
                                                 -------            -------

  Total adjustments                                2,509              1,794

EBITDA                                           $ 2,208            $ 1,448
                                                 =======            =======


Selected Balance Sheet Data        September 27, 2008    June 28, 2008
                                   ------------------    -------------

Cash and cash equivalents                 $   952            $ 1,064
Property and equipment, net                29,329             28,098
Goodwill and intangible assets, net        73,820             72,303
Deferred revenue                           18,740             15,003
Total debt                                 16,700             12,500
Stockholder's equity                      $63,112            $62,914

Number of schools                             178                173


      Certain reclassifications have been made to the prior year condensed financial statements to conform to current period presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.

    NLCI - F
    NLCI - G